                                                                    Exhibit 99.1


                                                           LETTERHEAD
                                                           NEWS RELEASE


Contact:                                                   For Immediate Release
James B. Jaqua                                                  January 31, 2002
(909) 784-5771 Ext. 101


                                  HEMET BANCORP
                            REPORTS EARNINGS FOR 2001
                           AND DECLARES CASH DIVIDEND


     HEMET, California - Hemet Bancorp (NASDAQ Bulletin Board: HMET.OB) announced today net income for the year ended December 31, 2001 was $2,922,000 or $3.37 per share (diluted), compared to net income of $3,101,000 or $3.56 per share (diluted) for 2000. Net income for 2001 decreased by 5.8%, compared to 2000, primarily due to decreased net interest income from The Bank of Hemet ("Bank"), Hemet Bancorp's wholly-owned subsidiary. The decrease in net interest income for 2001 was primarily due to the declining interest rate environment experienced throughout the year.


     Hemet Bancorp was established in November 2001, and is the holding company for the Bank, which was established in 1974. The comparative figures for the prior year are for the Bank.


     Total assets of the Company at December 31, 2001 were $303.6 million - a 3.9% increase from December 31, 2000. At December 31, 2001, non-performing assets of the Bank were $2,000 or 0.00% of total loans and foreclosed real estate, compared to $58,000 or 0.02%, respectively, at December 31, 2000. A comparison of the regulatory capital ratios for Hemet Bancorp and the Bank for December 31, 2001 are as follows:


                                                              TO BE
     CAPITAL RATIOS            BANCORP       BANK        WELL CAPITALIZED


Tier 1 Leverage Capital          8.95%       7.80%            5.00%
Tier 1 Risk-Based Capital       10.02%       8.77%            6.00%
Total Risk-Based Capital        12.23%      10.99%           10.00%


     At December 31, 2001, the number of outstanding shares of Common Stock was 805,120, and total stockholders' equity was $20,626,000.


     In addition, the Company announced the declaration of a Common Stock cash dividend of $0.60 per share of Common Stock, payable February 14, 2002 to shareholders of record as of February 7, 2002. The last Common Stock cash dividend was paid in November 2001.


     The Bank operates five banking offices in Riverside County, which specialize in providing both consumer and business banking services.


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